Exhibit 99.1

Popular, Inc. Announces Second Quarter Financial Results

  Reports net income of $597.5 million for the quarter, reflecting the impact of the partial reversal of the valuation allowance of the deferred tax asset from its U.S. operations of $544.9 million
  Adjusted net income of $90.1 million, compared to an adjusted net income of $90.3 million for the previous quarter
  Net interest margin of 4.54% in Q2 2015 vs. 4.57% in Q1 2015
  Credit Quality (excluding covered loans):
    Non-performing loans held-in-portfolio (NPLs) decreased by $89.0 million from Q1 2015; NPL’s to loans ratio at 2.6% vs. 3.2% in Q1 2015;
    Net charge-offs (NCOs) were 0.89% of average loans held-in-portfolio vs. 0.72% in Q1 2015; NCOs increased by $10.6 million quarter over quarter;
    Allowance for loan losses of $512.7 million vs. $516.2 million in Q1 2015; Allowance for loan losses to loans held-in-portfolio at 2.29% vs. 2.46% in Q1 2015;
    Allowance for loan losses to NPLs at 89.02% vs. 77.63% in Q1 2015.
  Common Equity Tier 1 ratio of 15.61% and Tangible Book Value per Share of $41.75 at June 30, 2015

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--July 24, 2015--Popular, Inc. (the “Corporation” or “Popular”) (NASDAQ:BPOP) reported net income of $597.5 million and adjusted net income of $90.1 million for the quarter ended June 30, 2015, compared to net income of $74.8 million and an adjusted net income of $90.3 million for the quarter ended March 31, 2015.

Mr. Richard L. Carrión, Chairman of the Board and Chief Executive Officer, said, "Despite a difficult operating environment in our home market, we are pleased to report stable credit metrics and earnings results. We are also encouraged by recent organic growth in our US business as well as the successful integration of the Doral transactions and the continued strength of our Puerto Rico franchise."

Earnings Highlights

(Unaudited)	Quarters ended			Six months ended
(Dollars in thousands, except per share information)	30-Jun-15	31-Mar-15	30-Jun-14	30-Jun-15	30-Jun-14
Net interest income (expense)	$362,553	$343,195	$(59,381)	$705,748	$291,790
Provision for loan losses – non-covered loans	60,468	29,711	50,074	90,179	104,196
Provision for loan losses – covered loans [1]	15,766	10,324	11,604	26,090	37,318
Net interest income (expense) after provision for loan losses	286,319	303,160	(121,059)	589,479	150,276
FDIC loss share income (expense)	19,075	4,139	(55,261)	23,214	(79,467)
Other non-interest income	121,684	111,096	118,050	232,780	238,288
Operating expenses	363,174	312,342	275,439	675,515	553,038
Income (loss) from continuing operations before income tax	63,904	106,053	(333,709)	169,958	(243,941)
Income tax (benefit) expense	(533,533)	32,568	(4,124)	(500,964)	19,140
Income (loss) from continuing operations	597,437	73,485	(329,585)	670,922	(263,081)
Income (loss) from discontinued operations, net of tax	15	1,341	(181,729)	1,356	(161,824)
Net income (loss)	$597,452	$74,826	$(511,314)	$672,278	$(424,905)
Net income (loss) applicable to common stock	$596,521	$73,896	$(512,245)	$670,417	$(426,767)
Net income (loss) per common share from continuing operations - Basic	$5.80	$0.71	$(3.21)	$6.51	$(2.58)
Net income (loss) per common share from continuing operations - Diluted	$5.79	$0.71	$(3.21)	$6.49	$(2.58)
Net income (loss) per common share from discontinued operations - Basic	-	$0.01	$(1.77)	$0.01	$(1.57)
Net income (loss) per common share from discontinued operations - Diluted	-	$0.01	$(1.77)	$0.01	$(1.57)

[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under an FDIC loss sharing agreement.

Significant Events

  During the quarter ended June 30, 2015, the Corporation recorded a partial reversal of the valuation allowance on its deferred tax assets from its U.S. operations for approximately $544.9 million. The Corporation has concluded that it is more likely than not that a portion of the total of $1.2 billion on deferred tax assets at the U.S. operations, comprised mainly of net operating losses (“NOLs”) will be realized. The Corporation based its determination on its estimated earnings for the remaining carryforward period – eighteen years beginning with the 2016 fiscal year – available to utilize the deferred tax asset to reduce its income tax obligations.

The increase in the net deferred tax asset did not have a material impact on regulatory capital. However, it increased the tangible book value per common share by $5.27.

  The shared-loss arrangement under the commercial loss share agreement with the FDIC related to the loans acquired from Westernbank as part of the FDIC assisted transaction in 2010 expired on June 30, 2015. Accordingly, approximately $1.5 billion in loans and $15.3 million in OREOs have been reclassified as “non-covered” in the accompanying statement of financial condition as of June 30, 2015, because they are no longer subject to the shared-loss payments by the FDIC. However, included in these balances are approximately $248.7 million of loans that are subject to the resolution of several arbitration proceedings currently ongoing with the FDIC related primarily to (i) the FDIC’s denial of reimbursements for certain charge-offs claimed by BPPR with respect to certain loans and the treatment of those loans as “shared-loss assets” under the commercial loss share agreement; and (ii) the denial by the FDIC of portfolio sale proposals submitted by BPPR pursuant to the applicable commercial shared loss agreement provision governing portfolio sales. Until the disputes described above are finally resolved, the terms of the commercial loss share agreement will remain in effect with respect to any such items under dispute. As of June 30, 2015, losses amounting to $141.3 million related to these assets are reflected in the FDIC indemnification asset as a receivable from the FDIC.
  During the second quarter of 2015, BPPR completed the acquisition of mortgage servicing rights on three pools of residential mortgage loans serviced for Ginnie Mae, Fannie Mae and Freddie Mac, with an unpaid principal balance of approximately $5.0 billion, from the FDIC as a receiver for Doral Bank, together with the acquisition of certain assets and all deposits (other than certain brokered deposits) from Doral Bank on February 27, 2015, (the “Doral Acquisition”). The aggregate purchase price for the mortgage servicing rights and related servicing advances was approximately $56.2 million.

The following tables reflect the results of operations for the second and first quarters of 2015, with adjustments to exclude the impact of significant events.

	Quarter ended
(Unaudited)	30-Jun-15
(In thousands)	Actual Results (US GAAP)	BPNA Reorganization [2]	Doral Acquisition [3]	OTTI [4]	Reversal DTA - BPNA [5]	Loss on Bulk Sale of Covered OREOs [6]	Adjustment to FDIC Indemnification Asset [7]	Adjusted Results (Non-GAAP)
Net interest income	$362,553	$-	$-	$-	$-	$-	$-	$362,553
Provision for loan losses – non-covered loans	60,468	-	-	-	-	-	-	60,468
Provision for loan losses – covered loans [1]	15,766	-	-	-	-	-	-	15,766
Net interest income after provision for loan losses	286,319	-	-	-	-	-	-	286,319
Net (loss) and valuation adjustments on investment securities	(14,440)	-	-	(14,445)	-	-	-	5
FDIC loss share income	19,075	-	-	-	-	17,566	(10,887)	12,396
Other non-interest income	136,124	-	961	-	-	-	-	135,163
Total non-interest income	140,759	-	961	(14,445)	-	17,566	(10,887)	147,564
Personnel costs	120,977	-	3,865	-	-	-	-	117,112
Net occupancy expenses	23,286	-	2,309	-	-	-	-	20,977
Equipment expenses	15,925	-	725	-	-	-	-	15,200
Professional fees	78,449	-	4,885	-	-	-	-	73,564
Communications	6,153	-	70	-	-	-	-	6,083
Business promotion	13,776	-	401	-	-	-	-	13,375
Other real estate owned (OREO) expenses	44,816	-	-	-	-	21,957	-	22,859
Restructuring costs	6,174	6,174	-	-	-	-	-	-
Other operating expenses	53,618	-	509	-	-	-	-	53,109
Total operating expenses	363,174	6,174	12,764	-	-	21,957	-	322,279
Income from continuing operations before income tax	63,904	(6,174)	(11,803)	(14,445)	-	(4,391)	(10,887)	111,604
Income tax (benefit) expense	(533,533)	-	(3,744)	(2,486)	(544,927)	(1,712)	(2,177)	21,513
Income from continuing operations	$597,437	$(6,174)	$(8,059)	$(11,959)	$544,927	$(2,679)	$(8,710)	$90,091
Income from discontinued operations, net of tax	$15	$15	$-	$-	$-	$-	$-	$-
Net income	$597,452	$(6,159)	$(8,059)	$(11,959)	$544,927	$(2,679)	$(8,710)	$90,091

[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under an FDIC loss sharing agreement.

[2] Represents restructuring charges associated with the reorganization of BPNA.

[3] Includes approximately $1.0 million of fees charged for services provided to the alliance co-bidders, including loan servicing and other interim services, personnel costs related to former Doral Bank employees retained on a temporary basis and incentive compensation for an aggregate of $3.9 million, building rent expense of Doral Bank’s administrative offices for $2.3 million, professional fees and business promotion expenses directly associated with the Doral Acquisition and systems conversion for $5.3 million and other expenses, including equipment and communications, of $1.3 million.

[4] Represents an other than temporary impairment (“OTTI”) recorded on Puerto Rico government investment securities available- for- sale. These securities had an amortized cost of approximately $41.1 million and a market value of $26.6 million. Based on the fiscal and economic situation in Puerto Rico, together with the government’s recent announcements regarding its ability to pay its debt, the Corporation determined that the unrealized loss, a portion of which had been in an unrealized loss for a period exceeding twelve months, was other than temporary.

[5] Represents the partial reversal of the valuation allowance of a portion of the deferred tax asset amounting to approximately $1.2 billion, at the U.S. operations. Refer to additional details on the Income Taxes section of this earnings release.

[6] Represents the loss on a bulk sale of covered OREOs completed in the second quarter and the related mirror accounting of the 80% reimbursable from the FDIC.

[7] The quarter’s negative amortization of the FDIC’s Indemnification Asset included a $10.9 million expense related to losses incurred by the corporation that were not claimed to the FDIC before the expiration of the loss-share portion of the agreement on June 30, 2015, and that are not subject to the ongoing arbitrations.

	Quarter ended
(Unaudited)	31-Mar-15
(In thousands)	Actual Results (US GAAP)	BPNA Reorganization [2]	Doral Acquisition [3]	Adjusted Results (Non-GAAP)
Net interest income	$343,195	$-	$-	$343,195
Provision for loan losses – non-covered loans	29,711	-	-	29,711
Provision for loan losses – covered loans [1]	10,324	-	-	10,324
Net interest income after provision for loan losses	303,160	-	-	303,160
FDIC loss share income	4,139	-	-	4,139
Other non-interest income	111,096	-	1,121	109,975
Total non-interest income	115,235	-	1,121	114,114
Personnel costs	116,458	-	2,432	114,026
Net occupancy expenses	21,709	-	643	21,066
Equipment expenses	13,411	-	-	13,411
Professional fees	75,528	-	6,997	68,531
Communications	6,176	-	-	6,176
Business promotion	10,813	-	-	10,813
Other real estate owned (OREO) expenses	23,069	-	-	23,069
Restructuring costs	10,753	10,753	-	-
Other operating expenses	34,425	-	-	34,425
Total operating expenses	312,342	10,753	10,072	291,517
Income from continuing operations before income tax	106,053	(10,753)	(8,951)	125,757
Income tax expense	32,568	-	(2,896)	35,464
Income from continuing operations	$73,485	$(10,753)	$(6,055)	$90,293
Income from discontinued operations, net of tax	$1,341	$1,341	$-	$-
Net income	$74,826	$(9,412)	$(6,055)	$90,293

[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under an FDIC loss sharing agreement.

[2] Represents restructuring charges associated with the reorganization of BPNA.

[3] Includes $1.1 million of fees charged for services provided to the alliance co-bidders, including loan servicing and other interim services, personnel costs related to former Doral Bank employees retained on a temporary basis and incentive compensation for an aggregate of $2.4 million, building rent expense of Doral Bank’s administrative offices for $0.6 million and professional and legal fees directly associated with the Doral Bank acquisition for $7.0 million.

	Quarters ended
(Unaudited)	Adjusted Results Non-GAAP
(In thousands)	30-Jun-15	31-Mar-15	Variance
Net interest income	$362,553	$343,195	$19,358
Provision for loan losses – non-covered loans	60,468	29,711	30,757
Provision for loan losses – covered loans [1]	15,766	10,324	5,442
Net interest income after provision for loan losses	286,319	303,160	(16,841)
Net (loss) and valuation adjustments on investment securities	5	-	5
FDIC loss share income (expense)	12,396	4,139	8,257
Other non-interest income	135,163	109,975	25,188
Total non-interest income	147,564	114,114	33,450
Personnel costs	117,112	114,026	3,086
Net occupancy expenses	20,977	21,066	(89)
Equipment expenses	15,200	13,411	1,789
Professional fees	73,564	68,531	5,033
Communications	6,083	6,176	(93)
Business promotion	13,375	10,813	2,562
Other real estate owned (OREO) expenses	22,859	23,069	(210)
Other operating expenses	53,109	34,425	18,684
Total operating expenses	322,279	291,517	30,762
Income from continuing operations before income tax	111,604	125,757	(14,153)
Income tax expense	21,513	35,464	(13,951)
Income from continuing operations	$90,091	$90,293	$(202)
Net income	$90,091	$90,293	$(202)

[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under an FDIC loss sharing agreement.

Net interest income

  For the quarter ended June 30, 2015, the Corporation had net interest income of $362.6 million, compared to net interest income of $343.2 million for the previous quarter. The net interest margin was 4.54%, slightly lower compared to the previous quarter’s net interest margin of 4.57%. The investment portfolio’s asset mix and increase in low rate overnight investments drove the lower net interest margin for the quarter. The impact of having one more day in the quarter ended June 30, 2015 resulted in an increase of approximately $2.5 million in net interest income when compared to the previous quarter.
  The Doral Acquisition added approximately $27.1 million in net interest income for the second quarter of 2015, compared to $9.8 million for the previous quarter, an increase that resulted from a full quarter of activity versus one month in the first quarter following the acquisition. This portfolio contributed an approximate 9 basis points to the Corporation’s overall margin in the quarter primarily driven by $1.8 billion in average earning assets with a yield of 6.40%.

The increase of $19.4 million in the net interest income is mainly related to:

  An increase in income from mortgage loans of $7.5 million, or 11 basis points, mostly due to higher average volume from the Doral Acquisition and higher yields mainly in the PR segment.
  An increase in income from commercial loans of $7.1 million, or 5 basis points, due mainly to higher average volume and yields from loans from the Doral Acquisition and loan growth reflected at the BPNA segment.
  Higher interest income from construction loans by $4.1 million, or 35 basis points, due to higher average volume related to loans from the Doral Acquisition in the U.S.

These positive variances in net interest income were offset in part by:

  A decrease of $2.1 million, or 30 basis points, of income from covered loans due to a lower volume of loans as part of the normal portfolio run-off, partially offset by higher yields reflecting the impact of the quarterly recast process. Refer to Table O for a schedule of the accretable yield for covered loans accounted for under ASC 310-30.

BPPR’s net interest income amounted to $316.1 million for the quarter ended June 30, 2015, compared with $306.6 million for the previous quarter. The increase in net interest income was mainly due to higher average volume of interest earning assets from the Doral Acquisition, an increase in mortgage backed securities and higher yields on mortgage loans. This increase was partially offset by lower income from covered loans as part of the portfolio run-off. Net interest margin for the quarter was 4.92%, a decrease of 8 basis points from the previous quarter. The decline in yield was attributed to lower yields mostly related to the investment portfolio’s asset mix. Cost of interest bearing deposits in Puerto Rico was relatively flat at 52 basis points.

BPNA’s net interest income was $61.9 million, compared with $52.1 million for the previous quarter. The increase in the net interest income is mainly driven by commercial and construction loan origination as well as the impact of the Doral Acquisition. The contribution from the Doral Acquisition to BPNA’s net interest income was $14.6 million. Net interest margin was 4.03%, compared to 3.82% for the previous quarter, an increase of 21 basis points mostly due to a lower cost of interest bearing deposits by 11 basis points and higher yield from commercial loans.

Non-interest income

Non-interest income was $140.8 million for the second quarter of 2015, an increase of $25.5 million when compared with the first quarter of 2015. Excluding the impact of the significant events detailed in the Adjusted Results (Non-GAAP) tables above, non-interest income increased by $33.5 million when compared to the first quarter of 2015, driven primarily by the following:

  Higher mortgage banking activities income by $8.5 million mainly due to higher mortgage servicing fees by $2.4 million, a favorable variance in the valuation adjustment on mortgage servicing rights of $3.0 million, and a favorable variance of $2.3 million in the realized gains of closed derivatives positions at the BPPR segment. Refer to Table F for additional details on mortgage banking activities.
  Higher other service fees by $5.8 million mostly due to higher insurance revenues driven by an increase in contingent fees, renewals and business production, as well as the acquisition of the Doral Insurance Agency portfolio during the second quarter of 2015 as part of a separate bidding process, after Doral Financial Corporation filed for bankruptcy. Higher credit card fees due to a higher volume of transactions at the BPPR segment also contributed to the improvement. Refer to Table F for a breakdown of other service fees.
  Favorable variance in adjustments to indemnity reserves by $4.9 million mostly due to lower provision for recourse and representations and warranties reserves for loans previously sold.
  Favorable variance in the FDIC loss-share expense by $8.3 million, excluding the impact of $17.6 million in mirror accounting for reimbursable expenses related to the bulk sale of OREO and the $10.9 million adjustment to the FDIC indemnification asset, driven by lower amortization of the indemnification asset by $7.1 million. See additional details about covered portfolio and FDIC indemnity asset in Table O.
  Positive variance in other operating income by $7.6 million mainly due to higher aggregated net earnings from investments accounted under the equity method by $5.2 million and a contingent payment adjustment of $1.2 million related to the sale of a portfolio of the Popular’s Insurance Agency business to a third party during the second quarter of 2012.

The results for the second quarter of 2015 include an other than temporary impairment charge on its portfolio of Puerto Rico government investment securities available-for-sale of $14.4 million. These securities had an amortized cost of approximately $41.1 million and a market value of $26.6 million. Based on the fiscal and economic situation in Puerto Rico, together with the government’s recent announcements regarding its ability to pay its debt, the Corporation determined that the unrealized loss, a portion of which had been in an unrealized loss for a period exceeding twelve months, was other than temporary.

Refer to Table B for further details.

Financial Impact of FDIC-Assisted Transaction
(Unaudited)	Quarters ended
(In thousands)	30-Jun-15	31-Mar-15	30-Jun-14

Income Statement
Interest income on covered loans	$55,335	$57,431	$82,975
Total FDIC loss share income (expense)	19,074	4,139	(55,261)
Provision for loan losses	15,766	10,324	11,604
Total revenues less provision for loan losses	$58,643	$51,246	$16,110

Balance Sheet
Loans covered under loss-sharing agreements with FDIC	$689,650	$2,456,552	$2,736,102
FDIC loss share asset	392,947	409,844	751,553
FDIC true-up payment obligation	121,469	125,140	127,551

See additional details on accounting for FDIC-Assisted transaction in Table O.

Operating expenses

Operating expenses increased by $50.8 million when compared with the first quarter of 2015. Excluding the impact of the significant events detailed in the Adjusted Results (Non-GAAP) tables above, operating expenses increased by $30.8 million compared to the first quarter of 2015, driven primarily by:

  Higher other operating expenses by $12.3 million, mainly due to property tax payments at BPPR by $6.0 million, most of which was related to loss sharing expenses reimbursable by the FDIC. These payments were made under a general amnesty provision provided by the government. Also, there was a higher provision for unused commitments at BPPR by $3.5 million.
  Higher professional fees by $5.0 million, mainly due to legal expenses related to the FDIC arbitration proceedings and higher appraisal and collection expenses for the covered loans portfolio.
  Higher personnel cost by $3.1 million, mainly due to an increase in share based compensation by $5.6 million attributed to the accounting treatment of awards granted during the quarter, higher incentive at BPNA and a full quarter’s expenses of the Doral Acquisition’s retained employees; partially offset by a decrease in the reserve for hospital and life insurance at BPPR.
  Higher business promotion by $2.6 million, mainly due to higher advertising and credit cards reward program expense at BPPR.
  Higher equipment expenses by $1.8 million, mainly due to higher software maintenance expense at BPPR.
  Higher other operating taxes by $2.5 million, mainly due to higher municipal tax, attributed to the prior quarter's release of reserves for settled tax disputes.
  Higher FDIC deposit insurance by $2.1 million, mainly due to higher asset balances and composition attributed in part to the Doral Acquisition.

Non-personnel credit-related costs, which include collections, appraisals, credit related fees, and OREO expenses, amounted to $52.5 million for the second quarter of 2015, compared with $29.0 million for the first quarter of 2015. The increase was principally due to the loss on the bulk sale of covered OREO at BPPR. Excluding the impact on the sale, the increase of $1.6 million was mainly due to write-downs of OREO.

Full-time equivalent employees, including discontinued operations, were 7,980 as of June 30, 2015, compared with 8,203 as of March 31, 2015, and 8,032 as of June 30, 2014.

For a breakdown of operating expenses by category refer to table B.

Income taxes

For the quarter ended June 30, 2015, the Corporation recorded an income tax benefit of $533.5 million, compared to an income tax expense of $32.6 million for the previous quarter. On an adjusted basis, the income tax expense for the second quarter of 2015 was of $21.5 million, compared to $35.5 million for the previous quarter.

During the quarter ended June 30, 2015, the Corporation recorded a partial reversal of the valuation allowance on its deferred tax assets from the U.S. operations for approximately $544.9 million. The Corporation concluded that it is more likely than not that a portion of the total of $1.2 billion on deferred tax assets at the U.S. operations, comprised mainly of net operating losses (“NOLs”) will be realized. The Corporation based its determination on its estimated earnings for the remaining carryforward period – eighteen years beginning with the 2016 fiscal year – available to utilize the deferred tax asset to reduce its income tax obligations.

The recent historical level of book income adjusted by permanent differences, together with the estimated earnings after the reorganization of the U.S. operations and additional estimated earnings from the Doral Acquisition were objective positive evidence considered by the Corporation. As of June 30, 2015, the U.S. operations are not in a three year cumulative loss position, taking into account taxable income, exclusive of reversing temporary differences (“adjusted book income”). An evaluation of the realization of the deferred tax asset will continue to be performed each quarter.

The increase in the net deferred tax asset did not have a material impact on regulatory capital. However, it increased the tangible book value per common share by $5.27.

The effective income tax rate for the second quarter of 2015, on an adjusted basis, was 19%, compared to 28% for the previous quarter. The decrease in the effective tax rate was driven by the composition and source of taxable income for the quarter. The impact of the reversal of the valuation allowance for the 2015 fiscal year is reflected in the effective tax rate of this year, effectively reducing the income tax expense by the benefit of the reversal each quarter of this year.

As discussed above, the effective tax rate is impacted by the composition and source of the taxable income. In 2016, the Corporation expects that the effective tax rate for the U.S. operations will be approximate 44%. Adjusting to an effective tax rate of 44% for the U.S. operations, and assuming the same earnings composition of this quarter, the adjusted effective income tax rate for the Corporation’s consolidated results for the second quarter of 2015 would have been 26%.

Credit Quality

As noted in the Significant Events section of this press release, the shared-loss arrangement under the commercial loss share agreement with the FDIC related to the loans acquired from Westernbank as part of the FDIC assisted transaction in 2010 expired on June 30, 2015. Accordingly, approximately $1.5 billion in loans and $15.3 million in OREO’s have been reclassified as “non-covered” in the accompanying statement of financial condition as of June 30, 2015, because they are no longer subject to the shared-loss payments by the FDIC. However, included in these balances are approximately $248.7 million of loans that are subject to the resolution of several arbitration proceedings currently ongoing with the FDIC related primarily to (i) the FDIC’s denial of reimbursements for certain charge-offs claimed by BPPR with respect to certain loans and the treatment of those loans as “shared-loss assets” under the commercial loss share agreement; and (ii) the denial by the FDIC of portfolio sale proposals submitted by BPPR pursuant to the applicable commercial shared loss agreement provision governing portfolio sales. Until the disputes described above are finally resolved, the terms of the commercial loss share agreement will remain in effect with respect to any such items under dispute. As of June 30, 2015, losses amounting to $141.3 million related to these assets are reflected in the FDIC indemnification asset as a receivable from the FDIC.

Loans and OREO’s that remain covered under the terms of the single-family loss share agreement continue to be presented as covered assets in the accompanying tables and credit metrics as of June 30, 2015.

The reclassification to non-covered of the non-single family loans and foreclosed assets that were previously covered under the shared-loss arrangement with the FDIC, a bulk sale of covered OREO’s, and the impact of the classification to held-for-sale of certain non-performing loans as detailed below, impacted credit metrics for the second quarter of 2015. Excluding the effect of these events, the underlying credit quality of the loan portfolios remained generally stable, in spite of the challenging economic conditions that persist in Puerto Rico. The Corporation continued to pursue strategic opportunities intended to reduce non-performing assets and continue improving the overall risk profile of its loan portfolios.

The following table presents non-performing assets information:

Non-Performing Assets

(Unaudited)
(In thousands)	30-Jun-15	31-Mar-15	30-Jun-14
Total non-performing loans held-in-portfolio, excluding covered loans	$575,997	$664,953	$639,735
Non-performing loans held-for-sale	50,875	8,404	4,426
Other real estate owned (“OREO”), excluding covered OREO	142,255	128,170	139,420
Total non-performing assets, excluding covered assets	769,127	801,527	783,581
Covered loans and OREO	37,367	133,211	171,955
Total non-performing assets	$806,494	$934,738	$955,536
Net charge-offs for the quarter (excluding covered loans)	$46,442	$35,886	$46,201

Ratios (excluding covered loans):
Non-covered loans held-in-portfolio	$22,435,145	$21,012,930	$19,635,224
Non-performing loans held-in-portfolio to loans held-in-portfolio	2.57%	3.16%	3.26%
Allowance for loan losses to loans held-in-portfolio	2.29	2.46	2.68
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	89.02	77.63	82.26

Refer to Table H for additional information.

Provision for Loan Losses

(Unaudited)	Quarters ended			Six months ended
(In thousands)	30-Jun-15	31-Mar-15	30-Jun-14	30-Jun-15	30-Jun-14
Provision (reversal) for loan losses - non-covered loans:
BPPR	$60,529	$31,913	$74,860	$92,442	$128,775
BPNA	(61)	(2,202)	(24,786)	(2,263)	(24,579)
Total provision for loan losses - non-covered loans	60,468	29,711	50,074	90,179	104,196
Provision for loan losses - covered loans	15,766	10,324	11,604	26,090	37,318
Total provision for loan losses	$76,234	$40,035	$61,678	$116,269	$141,514

The following presents credit quality performance for the second quarter of 2015 for the Corporation’s non-covered portfolios, including loans transferred from covered to non-covered status upon the expiration of the shared-loss arrangement under the commercial loss share agreement with the FDIC.

  Inflows of NPLs held-in-portfolio, excluding consumer loans and NPLs reclassified from covered loans, decreased by $30.5 million from the first quarter of 2015, mainly driven by lower commercial and mortgage inflows of $16.6 million and $16.2 million, respectively.
  Non-performing loans held-in-portfolio decreased by $89.0 million during the quarter ended June 30, 2015, mainly driven by lower commercial NPLs of $84.1 million. During the quarter, the Corporation agreed to sell a $75.0 million non-accrual public sector credit and accordingly transferred it to held-for-sale. The aggregate write-down on loans transferred to held-for-sale during the quarter was of approximately $30.5 million, of which $29.0 million was previously reserved. Included in the second quarter of 2015 were $8.2 million of NPLs no longer covered by FDIC loss share agreement. At June 30, 2015, NPLs represented 2.6% of total loans held-in-portfolio, compared to 3.2% in March 31, 2015.
  Excluding the $30.5 million write-down related to the loans transferred to held-for-sale, net charge-offs totaled $46.4 million, or an annualized 0.89% of average non-covered loans held-in-portfolio in the second quarter of 2015, compared to $35.9 million, or 0.72%, in the first quarter of 2015. The increase of $10.5 million was primarily driven by higher commercial and construction net charge-offs of $11.9 million and $4.6 million, respectively, mostly in the BPPR segment, as the prior quarter reflected lower losses, including the effect of higher recoveries. This increase was partially offset by a $5.0 million recovery associated with a sale of a portfolio of previously charged-off credit cards and auto loans in the BPPR segment. Refer to Table J for further information on net charge-offs and related ratios.
  The allowance for loan losses amounted to $512.7 million, decreasing by $3.5 million from the first quarter of 2015. The allowance for loan losses for the second quarter includes $13.0 million transferred from covered to non-covered loans and a $29.0 million write-down from loans transferred to held-for-sale. Excluding these effects, the allowance for loan losses increased by $12.5 million from the first quarter of 2015. The general and specific reserves related to non-covered loans totaled $373.7 million and $139.0 million, respectively, at quarter-end, compared with $377.2 million and $139.0 million, respectively, as of March 31, 2015. The ratio of the allowance for loan losses to loans held-in-portfolio decreased to 2.29% in the second quarter of 2015, compared to 2.46% in the previous quarter, in part due to the impact of the loans reclassified from the covered portfolio on the total loan base. Excluding loans reclassified to “non-covered” at June 30, 2015, and related ALLL, the allowance to loans ratio was 2.39%.
  The ratio of the allowance for loan losses to NPLs held-in-portfolio stood at 89.0%, compared to 77.6% in the previous quarter.
  The provision for loan losses of $60.5 million in the second quarter of 2015 increased by $30.8 million mainly driven by higher NCO activity and ASC 310-10 reserves for commercial loans. The $30.5 million write-down to move portfolio loans to held-for-sale had minimal impact on the provision for the quarter as it had been reserved in previous quarters. The provision for the second quarter of 2015 represented 130.2% of net charge-offs, compared to 82.8% in the first quarter of 2015.

Credit Quality by Segment

(Unaudited)
(In thousands)	Quarters ended
BPPR	30-Jun-15	31-Mar-15	30-Jun-14
Provision for loan losses	$60,529	$31,913	$74,860
Net charge-offs	45,146	36,772	43,335
Total non-performing loans held-in-portfolio, excluding covered loans	541,767	638,017	573,806
Allowance / non-covered loans held-in-portfolio	2.69%	2.92%	2.94%

	Quarters ended
BPNA	30-Jun-15	31-Mar-15	30-Jun-14
Provision for loan losses (reversal of provision)	$(61)	$(2,202)	$(24,786)
Net charge-offs (recoveries)	1,296	(886)	2,866
Total non-performing loans held-in-portfolio	34,230	26,936	65,929
Allowance / non-covered loans held-in-portfolio	0.66%	0.72%	1.59%

BPPR Segment

  Inflows of NPLs held-in-portfolio, excluding consumer loans and NPLs reclassified from covered NPLs, decreased by $32.6 million from the first quarter of 2015, mostly driven by lower mortgage and commercial inflows of $21.8 million and $10.3 million, respectively. Mortgage NPL inflows of the first quarter of 2015 included the addition of $16.6 million of loans previously serviced by Doral Bank. Excluding this impact from the previous quarter, mortgage NPL inflows improved by $5.2 million.
  Total non-performing loans held-in-portfolio decreased by $96.3 million from the first quarter of 2015, driven by lower commercial NPLs of $85.2 million due to the above mentioned $75.0 million public sector borrower and higher NCO activity. Included in the second quarter of 2015 were $8.2 million in NPLs no longer covered by the FDIC loss share agreement. At June 30, 2015, NPLs to total loans held-in-portfolio was 3.0% compared to 3.8% in the first quarter of 2015.
  Excluding the $30.0 million write-down related to the loans transferred to held-for-sale discussed above, net charge-offs were $45.1 million, increasing by $8.4 million from the first quarter of 2015, primarily reflective of higher commercial and construction NCOs of $12.3 million and $4.6 million, respectively, as the prior quarter NCOs were lower than the loss trend, due in part to higher recoveries. This increase was in part offset by lower consumer NCOs of $9.0 million, which included a $5.0 million recovery related to the sale of previously charged-off consumer portfolios, as noted above. The ratio of net charge-offs to average loans held-in-portfolio increased to 1.10% on an annualized basis from 0.92% in the previous quarter.
  Exclusive of the $13.0 million allowance transferred from covered loans, the allowance for loan losses was $469.7 million, a decrease of $14.6 million from the first quarter of 2015. The allowance for loan losses to loans held-in-portfolio was 2.9%, unchanged from the previous quarter. The decrease in the allowance was driven by a $29.0 million reserve release in connection with the loans transferred to held-for-sale specifically reserved in prior quarters, coupled with a slight reduction in the general reserve component, offset in part by higher ASC 310-10 reserves for commercial loans. The ratio of the allowance for loan losses to NPLs held-in-portfolio stood at 88.0%, compared to 75.9% in the previous quarter. Including the impact of FDIC loans transferred to non-covered category, ALLL to NPLs ratio was 89.1%.
  The provision for loan losses for the second quarter of 2015 amounted to $60.5 million, increasing by $28.6 million from the previous quarter predominantly driven by the aforementioned increase in NCO activity and ASC 310-10 reserves for commercial loans. The provision for the second quarter represented 131.9% of net charge-offs compared to 86.8% in the first quarter of 2015.

BPNA Segment

  Total NPLs held-in-portfolio increased by $7.3 million, primarily related to higher mortgage and legacy NPLs of $3.6 million and $2.4 million, respectively. NPL to total loans held-in-portfolio was 0.76%, compared to 0.61% in the first quarter of 2015.
  Net charge-offs, excluding write-downs, amounted to $1.3 million, compared to net recoveries of $886 thousand in the first quarter of 2015. This increase was mainly driven by lower recoveries during the second quarter of 2015. The ratio of net charge-offs to average loans held-in-portfolio was 12 basis points on an annualized basis, compared to a recovery of 9 basis points in the previous quarter.
  The allowance for loan losses decreased slightly to $30.0 million from $31.9 million in the previous quarter. The allowance for loan losses as a percentage of loans held-in-portfolio decreased to 0.66% from 0.72% in the previous quarter. The ratio of allowance for loan losses to NPLs held-in-portfolio stood at 87.8%, compared to 118.6% in the previous quarter.
  The provision for loan losses in the second quarter of 2015 amounted to a provision release of $61 thousand, reflective of strong credit quality and low level of charge-offs.

Financial Condition Highlights

(Unaudited)
(In thousands)	30-Jun-15	31-Mar-15	30-Jun-14
Money market, trading and investment securities	$9,248,978	$8,254,845	$7,949,164
Loans not covered under loss sharing agreements with the FDIC	22,435,145	21,012,930	19,635,224
Loans covered under loss sharing agreements with the FDIC	689,650	2,456,552	2,736,102
Assets from discontinued operations	-	-	1,828,382
Total assets	36,750,113	35,624,840	36,587,902
Deposits	27,750,694	27,273,689	24,901,152
Borrowings	3,026,472	2,891,156	4,465,965
Liabilities from discontinued operations	1,754	1,930	2,079,742
Total liabilities	31,800,460	31,247,720	32,327,461
Stockholders’ equity	4,949,653	4,377,120	4,260,441

Total assets increased by $1.1 billion from the first quarter of 2015. The reclassification to non-covered of the non-single family loans and foreclosed assets that were previously covered under the shared-loss arrangement of the commercial loss share agreement that expired on June 30, 2015, impacted the variance in quarter over quarter loan and foreclosed asset balances. Excluding the reclassification of $1.5 billion of loans formerly covered under loss sharing agreements, loans held in portfolio not covered under loss sharing agreements decreased by $90 million, mainly at BPPR by $202 million due mostly to the reclassification of a public sector loan of approximately $75 million to held-for-sale and payments received from loans in the public sector, partially offset by an increase of $112 million at BPNA mostly from growth in the commercial loans portfolio. These increases were partially offset by decreases in covered loans, before the reclassification, by $252 million due to the normal run-off and resolution of the portfolio.

Other variances for the quarter included:

  An increase of $948 million in money market investments mainly due to liquidity maintained in the cash balances held with the Federal Reserve Bank.
  An increase of $344 million in other assets mainly due to the partial reversal of the valuation allowance on the deferred tax asset at the U.S. operations of $545 million, partially offset by a decrease of $96 million in accounts receivable related to the Doral Acquisition and the transfer of $55 million of contingent assets to mortgage servicing rights as BPPR completed the acquisition of mortgage servicing rights on three pools of residential mortgage loans.
  An increase of $36 million in investment securities available-for-sale mainly at BPPR due mostly to the purchase of mortgage backed agency pools and US Treasury securities.
  A decrease of $38 million in the allowance for loan losses including covered loans activity mainly due to $82 million in net charge-offs and $32 million in write downs from loans transferred to held-for-sale, partially offset by provision for loan losses for the quarter of $76 million.

These increases were partially offset by:

  A decrease of $80 million in other real estate covered under loss sharing agreements with the FDIC. Excluding the reclassification of $15 million of commercial foreclosed assets formerly covered under loss sharing arrangement with the FDIC, the decrease was $65 million mainly due to a bulk sale of commercial properties of $37 million and regular sales activity during the quarter.

Total liabilities increased by $553 million from the first quarter of 2015, driven by:

  An increase of $477 million in deposits, mainly at BPPR which increased by $538 million mostly due interest bearing deposits, partially offset by a decrease at BPNA of $60 million mainly due to deposits from the Doral Acquisition. Refer to Table G for additional information on deposits.
  An increase of $100 million in other short term borrowings at BPNA as part of the Corporation’s funding strategy.
  An increase of $47 million in notes payable mainly at BPPR due to $57 million of FHLBNY advances obtained during the quarter, partially offset by regular debt amortization.

These increases were partially offset by:

  A decrease of $59 million in other liabilities mainly due to a $55 million decrease in accounts payable related to the Doral Acquisition.

Stockholders’ equity increased by $572 million from the first quarter of 2015, mainly as a result of net income for the quarter of $597 million, partially offset by an increase in accumulated other comprehensive loss of $25 million.

Common equity tier-1 ratio and tangible book value per share were 15.61% and $41.75, respectively, at June 30, 2015, compared to 15.74% and $36.33 at March 31, 2015. Refer to Table A for capital ratios.

Forward-Looking Statements

The information included in this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that may cause the Corporation's actual results to differ materially from any future results expressed or implied by such forward-looking statements. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2014, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and our other filings with the SEC for a discussion of those factors that could impact our future results. Other than to the extent required by applicable law, the Corporation undertakes no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances after the date of such statements.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks among the top 50 U.S. banks by assets. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey and Florida.

An electronic version of this press release can be found at the Corporation’s website: www.popular.com.

Popular will hold a conference call to discuss the financial results today Friday, July 24, 2015, at 10:00 a.m. Eastern Standard Time. The call will be broadcast live over the Internet and can be accessed through the investor relations section of the Corporation’s website: www.popular.com.

Listeners are recommended to go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call may also be accessed through a dial-in telephone number 1-866-235-1201 or 1-412-902-4127.

A replay of the webcast will be archived in Popular’s website. A telephone replay will be available one hour after the end of the conference call through Monday, August 24, 2015. The replay dial in is 1-877-344-7529 or 1-412-317-0088. The replay passcode is 10068380.

Popular, Inc.
Financial Supplement to Second Quarter 2015 Earnings Release

Table A - Selected Ratios and Other Information

Table B - Consolidated Statement of Operations

Table C - Consolidated Statement of Financial Condition

Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER

Table E - Consolidated Average Balances and Yield / Rate Analysis - YEAR-TO-DATE

Table F - Mortgage Banking Activities and Other Service Fees

Table G - Loans and Deposits

Table H - Non-Performing Assets

Table I - Activity in Non-Performing Loans

Table J - Allowance for Credit Losses, Net Charge-offs and Related Ratios

Table K - Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED

Table L - Allowance for Loan Losses - Breakdown of General and Specific Reserves - PUERTO RICO OPERATIONS

Table M - Allowance for Loan Losses - Breakdown of General and Specific Reserves - U.S. MAINLAND OPERATIONS

Table N - Reconciliation to GAAP Financial Measures

Table O - Financial Information - Westernbank Loans

Table P - Restructuring Charges

POPULAR, INC.
Financial Supplement to Second Quarter 2015 Earnings Release
Table A - Selected Ratios and Other Information
(Unaudited)

	Quarters ended			Six months ended
	30-Jun-15	31-Mar-15	30-Jun-14	30-Jun-15	30-Jun-14
Basic EPS from continuing operations	$5.80	$0.71	$(3.21)	$6.51	$(2.58)
Basic EPS from discontinued operations	$-	$0.01	$(1.77)	$0.01	$(1.57)
Total Basic EPS	$5.80	$0.72	$(4.98)	$6.52	$(4.15)
Diluted EPS from continuing operations	$5.79	$0.71	$(3.21)	$6.49	$(2.58)
Diluted EPS from discontinued operations	$-	$0.01	$(1.77)	$0.01	$(1.57)
Total Diluted EPS	$5.79	$0.72	$(4.98)	$6.50	$(4.15)
Average common shares outstanding	102,860,134	102,939,928	102,781,438	102,899,810	102,790,545
Average common shares outstanding - assuming dilution	103,103,261	103,136,309	102,781,438	103,113,553	102,790,545
Common shares outstanding at end of period	103,503,912	103,486,927	103,472,979	103,503,912	103,472,979

Market value per common share	$28.86	$34.39	$34.18	$28.86	$34.18

Market capitalization - (In millions)	$2,987	$3,559	$3,537	$2,987	$3,537

Return on average assets	6.74%	0.90%	(5.66)%	3.91%	(2.37)%

Return on average common equity	54.93%	7.02%	(43.04)%	31.34%	(18.19)%

Net interest margin [1]	4.54%	4.57%	4.68%	4.56%	4.69%

Common equity per share	$47.34	$41.81	$40.69	$47.34	$40.69

Tangible common book value per common share (non-GAAP)	$41.75	$36.33	$35.84	$41.75	$35.84

Tangible common equity to tangible assets (non-GAAP)	11.95%	10.72%	10.28%	11.95%	10.28%

Tier 1 capital [2] [3]	15.61%	16.11%	19.23%	15.61%	19.23%

Total capital [2] [3]	18.14%	18.71%	20.69%	18.14%	20.69%

Tier 1 leverage [2] [3]	11.55%	11.80%	13.07%	11.55%	13.07%

Common equity to Tier 1 capital [2] [3]	15.61%	15.74%	13.51%	15.61%	13.51%

[1] Not on a taxable equivalent basis.

[2] Ratios for the quarters ending June 30, 2015, and March 31, 2015, were calculated based on Basel III Rules, while ratios for the previous periods were calculated based on the then applicable Basel I rules.

[3] Capital ratios for the current quarter are preliminary.

POPULAR, INC.
Financial Supplement to Second Quarter 2015 Earnings Release
Table B - Consolidated Statement of Operations
(Unaudited)

	Quarters ended		Variance	Quarter ended	Variance	Six months ended
(In thousands,			Q2 2015		Q2 2015
except per share			vs.		vs.
information)	30-Jun-15	31-Mar-15	Q1 2015	30-Jun-14	Q2 2014	30-Jun-15	30-Jun-14
Interest income:
Loans	$374,133	$355,631	$18,502	$380,986	$(6,853)	$729,764	$758,588
Money market investments	1,845	1,446	399	1,131	714	3,291	2,104
Investment securities	31,297	30,301	996	33,989	(2,692)	61,598	69,116
Trading account securities	3,026	2,696	330	5,344	(2,318)	5,722	10,601
Total interest income	410,301	390,074	20,227	421,450	(11,149)	800,375	840,409
Interest expense:
Deposits	26,258	25,864	394	26,223	35	52,122	53,081
Short-term borrowings	1,863	1,734	129	8,892	(7,029)	3,597	17,932
Long-term debt	19,627	19,281	346	445,716	(426,089)	38,908	477,606
Total interest expense	47,748	46,879	869	480,831	(433,083)	94,627	548,619
Net interest income	362,553	343,195	19,358	(59,381)	421,934	705,748	291,790
Provision for loan losses - non-covered loans	60,468	29,711	30,757	50,074	10,394	90,179	104,196
Provision for loan losses - covered loans	15,766	10,324	5,442	11,604	4,162	26,090	37,318
Net interest income (loss) after provision for loan losses	286,319	303,160	(16,841)	(121,059)	407,378	589,479	150,276
Service charges on deposit accounts	40,138	39,017	1,121	39,237	901	79,155	78,596
Other service fees	59,421	53,626	5,795	56,468	2,953	113,047	109,286
Mortgage banking activities	21,325	12,852	8,473	3,788	17,537	34,177	7,466
Net (loss) and valuation adjustments on investment securities	(14,440)	-	(14,440)	-	(14,440)	(14,440)	-
Trading account (loss) profit	(3,108)	414	(3,522)	1,055	(4,163)	(2,694)	3,032
Net gain (loss) on sale of loans, including valuation adjustments on loans held-for-sale	681	(79)	760	9,659	(8,978)	602	14,052
Adjustments (expense) to indemnity reserves on loans sold	419	(4,526)	4,945	(7,454)	7,873	(4,107)	(17,801)
FDIC loss share income (expense)	19,075	4,139	14,936	(55,261)	74,336	23,214	(79,467)
Other operating income	17,248	9,792	7,456	15,297	1,951	27,040	43,657
Total non-interest income	140,759	115,235	25,524	62,789	77,970	255,994	158,821
Operating expenses:
Personnel costs
Salaries	76,453	72,394	4,059	69,149	7,304	148,847	138,187
Commissions, incentives and other bonuses	24,214	18,458	5,756	12,105	12,109	42,672	25,961
Pension, postretirement and medical insurance	9,075	12,013	(2,938)	7,533	1,542	21,088	16,233
Other personnel costs, including payroll taxes	11,235	13,593	(2,358)	10,313	922	24,828	23,020
Total personnel costs	120,977	116,458	4,519	99,100	21,877	237,435	203,401
Net occupancy expenses	23,286	21,709	1,577	20,267	3,019	44,995	41,627
Equipment expenses	15,925	13,411	2,514	12,044	3,881	29,336	23,456
Other taxes	11,113	8,574	2,539	13,543	(2,430)	19,687	27,206
Professional fees	78,449	75,528	2,921	67,024	11,425	153,977	134,023
Communications	6,153	6,176	(23)	6,425	(272)	12,329	13,110
Business promotion	13,776	10,813	2,963	16,038	(2,262)	24,589	27,424
FDIC deposit insurance	8,542	6,398	2,144	10,480	(1,938)	14,940	21,458
Other real estate owned (OREO) expenses	44,816	23,069	21,747	3,410	41,406	67,885	9,850
Credit and debit card processing, volume, interchange and other expenses	5,762	4,821	941	5,640	122	10,583	10,836
Other operating expenses	25,320	12,528	12,792	14,869	10,451	37,847	32,022
Amortization of intangibles	2,881	2,104	777	2,025	856	4,985	4,051
Restructuring costs	6,174	10,753	(4,579)	4,574	1,600	16,927	4,574
Total operating expenses	363,174	312,342	50,832	275,439	87,735	675,515	553,038
Income (loss) from continuing operations before income tax	63,904	106,053	(42,149)	(333,709)	397,613	169,958	(243,941)
Income tax (benefit) expense	(533,533)	32,568	(566,101)	(4,124)	(529,409)	(500,964)	19,140
Income (loss) from continuing operations	597,437	73,485	523,952	(329,585)	927,022	670,922	(263,081)
Income (loss) from discontinued operations, net of tax	15	1,341	(1,326)	(181,729)	181,744	1,356	(161,824)
Net income (loss)	$597,452	$74,826	$522,626	$(511,314)	$1,108,766	$672,278	$(424,905)
Net income (loss) applicable to common stock	$596,521	$73,896	$522,625	$(512,245)	$1,108,766	$670,417	$(426,767)
Net income (loss) per common share - basic:
Net income (loss) from continuing operations	$5.80	$0.71	$5.09	$(3.21)	$9.01	$6.51	$(2.58)
Net income (loss) from discontinued operations	-	$0.01	$(0.01)	$(1.77)	$1.77	$0.01	$(1.57)
Net income (loss) per common share - basic	$5.80	$0.72	$5.08	$(4.98)	$10.78	$6.52	$(4.15)
Net income (loss) per common share - diluted:
Net income (loss) from continuing operations	$5.79	$0.71	$5.08	$(3.21)	$9.00	$6.49	$(2.58)
Net income (loss) from discontinued operations	-	$0.01	$(0.01)	$(1.77)	$1.77	$0.01	$(1.57)
Net income (loss) per common share - diluted	$5.79	$0.72	$5.07	$(4.98)	$10.77	$6.50	$(4.15)

Popular, Inc.
Financial Supplement to Second Quarter 2015 Earnings Release
Table C - Consolidated Statement of Financial Condition
(Unaudited)

				Variance
				Q2 2015 vs.
(In thousands)	30-Jun-15	31-Mar-15	30-Jun-14	Q1 2015
Assets:
Cash and due from banks	$557,248	$495,776	$362,572	$61,472
Money market investments	3,254,939	2,307,215	1,666,944	947,724
Trading account securities, at fair value	141,595	134,294	345,823	7,301
Investment securities available-for-sale, at fair value	5,585,078	5,548,703	5,653,992	36,375
Investment securities held-to-maturity, at amortized cost	101,861	101,595	114,280	266
Other investment securities, at lower of cost or realizable value	165,505	163,038	168,125	2,467
Loans held-for-sale, at lower of cost or fair value	202,287	160,602	97,010	41,685
Loans held-in-portfolio:
Loans not covered under loss sharing agreements with the FDIC	22,535,008	21,110,147	19,726,234	1,424,861
Loans covered under loss sharing agreements with the FDIC	689,650	2,456,552	2,736,102	(1,766,902)
Less: Unearned income	99,863	97,217	91,010	2,646
Allowance for loan losses	550,813	588,697	624,911	(37,884)
Total loans held-in-portfolio, net	22,573,982	22,880,785	21,746,415	(306,803)
FDIC loss share asset	392,947	409,844	751,553	(16,897)
Premises and equipment, net	497,078	492,291	492,382	4,787
Other real estate not covered under loss sharing agreements with the FDIC	142,255	128,170	139,420	14,085
Other real estate covered under loss sharing agreements with the FDIC	33,504	113,557	155,805	(80,053)
Accrued income receivable	130,281	129,639	119,520	642
Mortgage servicing assets, at fair value	206,357	149,024	151,951	57,333
Other assets	2,186,883	1,842,934	2,292,360	343,949
Goodwill	505,578	508,310	461,246	(2,732)
Other intangible assets	72,735	59,063	40,122	13,672
Assets from discontinued operations	-	-	1,828,382	-
Total assets	$36,750,113	$35,624,840	$36,587,902	$1,125,273
Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Non-interest bearing	$6,305,986	$6,285,202	$5,666,685	$20,784
Interest bearing	21,444,708	20,988,487	19,234,467	456,221
Total deposits	27,750,694	27,273,689	24,901,152	477,005
Federal funds purchased and assets sold under agreements to repurchase	1,121,244	1,132,643	2,074,676	(11,399)
Other short-term borrowings	101,200	1,200	31,200	100,000
Notes payable	1,804,028	1,757,313	2,360,089	46,715
Other liabilities	1,021,540	1,080,945	880,602	(59,405)
Liabilities from discontinued operations	1,754	1,930	2,079,742	(176)
Total liabilities	31,800,460	31,247,720	32,327,461	552,740
Stockholders’ equity:
Preferred stock	50,160	50,160	50,160	-
Common stock	1,037	1,037	1,035	-
Surplus	4,199,165	4,197,932	4,173,616	1,233
Retained earnings	924,134	327,613	167,663	596,521
Treasury stock	(5,812)	(5,222)	(1,742)	(590)
Accumulated other comprehensive loss	(219,031)	(194,400)	(130,291)	(24,631)
Total stockholders’ equity	4,949,653	4,377,120	4,260,441	572,533
Total liabilities and stockholders’ equity	$36,750,113	$35,624,840	$36,587,902	$1,125,273

Popular, Inc.
Financial Supplement to Second Quarter 2015 Earnings Release
Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER
(Unaudited)

($ amounts in	Quarter ended			Quarter ended			Quarter ended			Variance			Variance
millions; yields	30-Jun-15			31-Mar-15			30-Jun-14			Q2 2015 vs. Q1 2015			Q2 2015 vs. Q2 2014
not on a taxable	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
equivalent basis)	balance	Expense	Rate	balance	Expense	Rate	balance	Expense	Rate	balance	Expense	Rate	balance	Expense	Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$8,575	$36.2	1.69%	$7,767	$34.4	1.78%	$7,839	$40.4	2.07%	$808	$1.8	(0.09)%	$736	($4.2)	(0.38)%
Loans not covered under loss sharing agreements with the FDIC:
Commercial	8,776	108.0	4.93	8,383	100.9	4.88	8,446	102.2	4.86	393	7.1	0.05	330	5.8	0.07
Construction	682	10.2	6.02	435	6.1	5.67	175	2.4	5.55	247	4.1	0.35	507	7.8	0.47
Mortgage	7,175	93.4	5.21	6,733	85.9	5.10	6,691	85.3	5.10	442	7.5	0.11	484	8.1	0.11
Consumer	3,823	97.1	10.19	3,845	95.4	10.07	3,894	97.9	10.08	(22)	1.7	0.12	(71)	(0.8)	0.11
Lease financing	583	10.1	6.93	569	10.0	7.01	546	10.2	7.43	14	0.1	(0.08)	37	(0.1)	(0.50)
Total loans not covered under loss sharing agreements with the FDIC	21,039	318.8	6.07	19,965	298.3	6.03	19,752	298.0	6.05	1,074	20.5	0.04	1,287	20.8	0.02
Loans covered under loss sharing agreements with the FDIC	2,350	55.3	9.44	2,540	57.4	9.14	2,811	83.0	11.83	(190)	(2.1)	0.30	(461)	(27.7)	(2.39)
Total loans	23,389	374.1	6.41	22,505	355.7	6.38	22,563	381.0	6.77	884	18.4	0.03	826	(6.9)	(0.36)
Total interest earning assets	31,964	$410.3	5.14%	30,272	$390.1	5.20%	30,402	$421.4	5.56%	1,692	$20.2	(0.06)%	1,562	($11.1)	(0.42)%
Allowance for loan losses	(599)			(609)			(627)			10			28
Other non-interest earning assets	4,212			4,143			4,598			69			(386)
Assets from discontinued operations	-			-			1,863			-			(1,863)
Total average assets	$35,577			$33,806			$36,236			$1,771			$(659)

Liabilities and Stockholders' Equity:
Interest bearing deposits:
NOW and money market	$5,507	$4.9	0.36%	$4,983	$4.2	0.34%	$4,897	$3.8	0.32%	$524	$0.7	0.02%	$610	$1.1	0.04%
Savings	7,040	4.1	0.23	6,892	3.9	0.23	6,713	3.6	0.22	148	0.2	-	327	0.5	0.01
Time deposits	8,530	17.2	0.81	7,747	17.8	0.93	7,709	18.8	0.98	783	(0.6)	(0.12)	821	(1.6)	(0.17)
Total interest bearing deposits	21,077	26.2	0.50	19,622	25.9	0.53	19,319	26.2	0.54	1,455	0.3	(0.03)	1,758	-	(0.04)
Borrowings [1]	2,855	21.5	3.01	2,877	21.0	2.93	3,614	40.5	4.49	(22)	0.5	0.08	(759)	(19.0)	(1.48)
Total interest bearing liabilities	23,932	47.7	0.80	22,499	46.9	0.84	22,933	66.7	1.17	1,433	0.8	(0.04)	999	(19.0)	(0.37)
Net interest spread			4.34%			4.36%			4.39%			(0.02)%			(0.05)%
Non-interest bearing deposits	6,247			5,963			5,451			284			796
Other liabilities	991			1,021			915			(30)			76
Liabilities from discontinued operations	2			3			2,113			(1)			(2,111)
Stockholders' equity	4,405			4,320			4,824			85			(419)
Total average liabilities and stockholders' equity	$35,577			$33,806			$36,236			$1,771			$(659)

Adjusted net interest income / margin non-taxable equivalent basis		$362.6	4.54%		$343.2	4.57%		$354.7	4.68%		$19.4	(0.03)%		$7.9	(0.14)%
Accelerated amortization TARP discount and related deferred costs								414.1
Net interest income / margin non-taxable equivalent basis								($59.4)	(0.77)%

(1) Including the impact of the accelerated amortization, the total cost of borrowings for the second quarter 2014 would have been 50.31%.

Popular, Inc.
Financial Supplement to Second Quarter 2015 Earnings Release
Table E - Consolidated Average Balances and Yield / Rate Analysis - YEAR-TO-DATE
(Unaudited)

	Six months ended			Six months ended
($ amounts in millions;	30-Jun-15			30-Jun-14			Variance
yields not on a taxable	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
equivalent basis)	balance	Expense	Rate	balance	Expense	Rate	balance	Expense	Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$8,173	$70.6	1.73%	$7,703	$81.8	2.13%	$470	($11.2)	(0.40)%
Loans not covered under loss sharing agreements with the FDIC:
Commercial	8,581	208.8	4.91	8,467	202.8	4.83	114	6.0	0.08
Construction	559	16.3	5.89	180	7.3	8.11	379	9.0	(2.22)
Mortgage	6,955	179.3	5.15	6,691	172.2	5.15	264	7.1	-
Consumer	3,834	192.5	10.13	3,828	191.7	10.10	6	0.8	0.03
Lease financing	576	20.0	6.97	545	20.5	7.50	31	(0.5)	(0.53)
Total loans not covered under loss sharing agreements with the FDIC	20,505	616.9	6.05	19,711	594.5	6.07	794	22.4	(0.02)
Loans covered under loss sharing agreements with the FDIC	2,445	112.8	9.29	2,872	164.1	11.50	(427)	(51.3)	(2.21)
Total loans	22,950	729.7	6.40	22,583	758.6	6.76	367	(28.9)	(0.36)
Total interest earning assets	31,123	$800.3	5.17%	30,286	$840.4	5.58%	837	($40.1)	(0.41)%
Allowance for loan losses	(604)			(622)			18
Other non-interest earning assets	4,177			4,643			(466)
Assets from discontinued operations	-			1,909			(1,909)
Total average assets	$34,696			$36,216			($1,520)

Liabilities and Stockholders' Equity:
Interest bearing deposits:
NOW and money market	$5,246	$9.1	0.35%	$4,817	$7.6	0.32%	$429	$1.5	0.03%
Savings	6,966	8.0	0.23	6,702	7.2	0.22	264	0.8	0.01
Time deposits	8,141	35.0	0.87	7,624	38.3	1.01	517	(3.3)	(0.14)
Total interest bearing deposits	20,353	52.1	0.52	19,143	53.1	0.56	1,210	(1.0)	(0.04)
Borrowings [1]	2,866	42.5	2.97	3,740	81.4	4.37	(874)	(38.9)	(1.40)
Total interest bearing liabilities	23,219	94.6	0.82	22,883	134.5	1.18	336	(39.9)	(0.36)
Net interest spread			4.35%			4.40%			(0.05)%
Non-interest bearing deposits	6,106			5,517			589
Other liabilities	1,006			905			101
Liabilities from discontinued operations	2			2,129			(2,127)
Stockholders' equity	4,363			4,782			(419)
Total average liabilities and stockholders' equity	$34,696			$36,216			($1,520)

Adjusted net interest income / margin non-taxable equivalent basis		$705.7	4.56%		$705.9	4.69%		($0.2)	(0.13)%
Accelerated amortization of TARP discount and related deferred costs		-			414.1			(414.1)
Net interest income/margin non-taxable equivalent basis		$705.7	4.56%		$291.8	1.95%		$413.9	2.61%

(1) Including the impact of the accelerated amortization, the total cost of borrowings for the second quarter 2014 would have been 26.51%.

Popular, Inc.
Financial Supplement to Second Quarter 2015 Earnings Release
Table F - Mortgage Banking Activities and Other Service Fees
(Unaudited)

Mortgage Banking Activities
				Variance
	Quarters ended			Q2 2015 vs.	Q2 2015 vs.	Six months ended		Variance
(In thousands)	30-Jun-15	31-Mar-15	30-Jun-14	Q1 2015	Q2 2014	30-Jun-15	30-Jun-14	2015 vs. 2014
Mortgage servicing fees, net of fair value adjustments:
Mortgage servicing fees	$14,689	$12,248	$10,558	$2,441	$4,131	$26,937	$21,306	$5,631
Mortgage servicing rights fair value adjustments	(1,917)	(4,929)	(7,740)	3,012	5,823	(6,846)	(15,836)	8,990
Total mortgage servicing fees, net of fair value adjustments	12,772	7,319	2,818	5,453	9,954	20,091	5,470	14,621
Net gain on sale of loans, including valuation on loans held-for-sale	8,022	7,280	8,189	742	(167)	15,302	15,365	(63)
Trading account profit (loss):
Unrealized gains (losses) on outstanding derivative positions	42	17	22	25	20	59	(738)	797
Realized gains (losses) on closed derivative positions	489	(1,764)	(7,241)	2,253	7,730	(1,275)	(12,631)	11,356
Total trading account profit (loss)	531	(1,747)	(7,219)	2,278	7,750	(1,216)	(13,369)	12,153
Total mortgage banking activities	$21,325	$12,852	$3,788	$8,473	$17,537	$34,177	$7,466	$26,711

Other Service Fees
				Variance
	Quarters ended			Q2 2015 vs.	Q2 2015 vs.	Six months ended		Variance
(In thousands)	30-Jun-15	31-Mar-15	30-Jun-14	Q1 2015	Q2 2014	30-Jun-15	30-Jun-14	2015 vs. 2014
Other service fees:
Debit card fees	$11,995	$11,125	$11,000	$870	$995	$23,120	$21,544	$1,576
Insurance fees	13,606	12,041	12,406	1,565	1,200	25,647	24,125	1,522
Credit card fees	17,611	16,149	16,985	1,462	626	33,760	33,068	692
Sale and administration of investment products	6,601	5,930	7,456	671	(855)	12,531	13,913	(1,382)
Trust fees	4,914	4,602	4,566	312	348	9,516	9,029	487
Other fees	4,694	3,779	4,055	915	639	8,473	7,607	866
Total other service fees	$59,421	$53,626	$56,468	$5,795	$2,953	$113,047	$109,286	$3,761

Popular, Inc.
Financial Supplement to Second Quarter 2015 Earnings Release
Table G - Loans and Deposits
(Unaudited)

Loans - Ending Balances
				Variance
(In thousands)	30-Jun-15	31-Mar-15	30-Jun-14	Q2 2015 vs. Q1 2015	Q2 2015 vs. Q2 2014
Loans not covered under FDIC loss sharing agreements:
Commercial	$10,004,716	$8,653,561	$8,155,547	$1,351,155	$1,849,169
Construction	696,010	690,728	179,059	5,282	516,951
Legacy [1]	72,502	77,675	162,941	(5,173)	(90,439)
Lease financing	592,816	581,119	546,868	11,697	45,948
Mortgage	7,225,823	7,189,227	6,664,448	36,596	561,375
Consumer	3,843,278	3,820,620	3,926,361	22,658	(83,083)
Total non-covered loans held-in-portfolio	$22,435,145	$21,012,930	$19,635,224	$1,422,215	$2,799,921
Loans covered under FDIC loss sharing agreements	689,650	2,456,552	2,736,102	(1,766,902)	(2,046,452)
Total loans held-in-portfolio	$23,124,795	$23,469,482	$22,371,326	$(344,687)	$753,469
Loans held-for-sale:
Commercial	$48,969	$8,240	$2,895	$40,729	$46,074
Construction	1,681	-	949	1,681	732
Mortgage	151,637	152,362	93,166	(725)	58,471
Total loans held-for-sale	$202,287	$160,602	$97,010	$41,685	$105,277
Total loans	$23,327,082	$23,630,084	$22,468,336	$(303,002)	$858,746
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.

Deposits - Ending Balances
				Variance
(In thousands)	30-Jun-15	31-Mar-15	30-Jun-14	Q2 2015 vs. Q1 2015	Q2 2015 vs. Q2 2014
Demand deposits [1]	$7,262,176	$7,163,635	$6,412,632	$98,541	$849,544
Savings, NOW and money market deposits (non-brokered)	11,177,288	10,932,870	10,276,715	244,418	900,573
Savings, NOW and money market deposits (brokered)	468,973	409,113	543,032	59,860	(74,059)
Time deposits (non-brokered)	7,367,256	7,243,414	5,790,324	123,842	1,576,932
Time deposits (brokered CDs)	1,475,001	1,524,657	1,878,449	(49,656)	(403,448)
Total deposits	$27,750,694	$27,273,689	$24,901,152	$477,005	$2,849,542
[1] Includes interest and non-interest bearing demand deposits.

Popular, Inc.
Financial Supplement to Second Quarter 2015 Earnings Release
Table H - Non-Performing Assets
(Unaudited)

							Variance
(Dollars in thousands)	30-Jun-15	As a % of loans HIP by category	31-Mar-15	As a % of loans HIP by category	30-Jun-14	As a % of loans HIP by category	Q2 2015 vs. Q1 2015	Q2 2015 vs. Q2 2014
Non-accrual loans:
Commercial	$190,294	1.9%	$274,438	3.2%	$278,133	3.4%	$(84,144)	$(87,839)
Construction	5,427	0.8	13,214	1.9	21,456	12.0	(7,787)	(16,029)
Legacy [1]	4,686	6.5	2,288	2.9	8,323	5.1	2,398	(3,637)
Lease financing	2,328	0.4	2,506	0.4	2,873	0.5	(178)	(545)
Mortgage	330,821	4.6	328,615	4.6	286,320	4.3	2,206	44,501
Consumer	42,441	1.1	43,892	1.1	42,630	1.1	(1,451)	(189)
Total non-performing loans held-in-portfolio, excluding covered loans	575,997	2.6%	664,953	3.2%	639,735	3.3%	(88,956)	(63,738)
Non-performing loans held-for-sale [2]	50,875		8,404		4,426		42,471	46,449
Other real estate owned (“OREO”), excluding covered OREO	142,255		128,170		139,420		14,085	2,835
Total non-performing assets, excluding covered assets	769,127		801,527		783,581		(32,400)	(14,454)
Covered loans and OREO	37,367		133,211		171,955		(95,844)	(134,588)
Total non-performing assets	$806,494		$934,738		$955,536		$(128,244)	$(149,042)
Accruing loans past due 90 days or more [3]	$432,677		$451,035		$420,251		$(18,358)	$12,426
Ratios excluding covered loans:
Non-performing loans held-in-portfolio to loans held-in-portfolio	2.57%		3.16%		3.26%
Allowance for loan losses to loans held-in-portfolio	2.29		2.46		2.68
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	89.02		77.63		82.26
Ratios including covered loans:
Non-performing assets to total assets	2.19%		2.62%		2.61%
Non-performing loans held-in-portfolio to loans held-in-portfolio	2.51		2.92		2.93
Allowance for loan losses to loans held-in-portfolio	2.38		2.51		2.79
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	94.99		85.99		95.28
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.

[2] Non-performing loans held-for-sale as of June 30, 2015 consisted of $49 million in commercial loans, $2 million in construction loans and $225 thousand in mortgage loans (March 31, 2015 - $225 thousand in mortgage loans and $8.2 million in commercial loans; June 30, 2014 - $582 thousand in mortgage loans, $3 million in commercial loans and $1 million in construction loans).

[3] It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. These balances include $133 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of June 30, 2015 (March 31, 2015 - $134 million; June 30, 2014 - $124 million). Furthermore, the Corporation has approximately $71.5 million in reverse mortgage loans which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation's policy to exclude these balances from non-performing assets (March 31, 2015 - $69 million; June 30, 2014 - $60 million).

Popular, Inc.
Financial Supplement to Second Quarter 2015 Earnings Release
Table I - Activity in Non-Performing Loans
(Unaudited)

Commercial loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Jun-15			31-Mar-15
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$264,631	$9,807	$274,438	$257,910	$2,315	$260,225
Plus:
New non-performing loans[1]	17,092	1,386	18,478	27,426	8,030	35,456
Advances on existing non-performing loans	-	383	383	-	-	-
Reclass from covered loans	7,395	-	7,395	-	-	-
Less:
Non-performing loans transferred to OREO	(3,568)	-	(3,568)	(1,069)	-	(1,069)
Non-performing loans charged-off	(51,804)	(399)	(52,203)	(8,375)	(426)	(8,801)
Loans returned to accrual status / loan collections	(9,351)	(282)	(9,633)	(11,261)	(112)	(11,373)
Loans transferred to held-for-sale	(44,996)	-	(44,996)	-	-	-
Ending balance NPLs	$179,399	$10,895	$190,294	$264,631	$9,807	$274,438
[1] For the quarter ended March 31, 2015, new non-performing loans includes $1.2 million at BPPR and $7.4 million at BPNA from Doral Acquisition.

Construction loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Jun-15			31-Mar-15
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$13,214	$-	$13,214	$13,812	$-	$13,812
Plus:
New non-performing loans	-	671	671	456	-	456
Reclass from covered loans	112	-	112	-	-	-
Less:
Non-performing loans transferred to OREO	(2,194)	-	(2,194)	-	-	-
Loans returned to accrual status / loan collections	(6,376)	-	(6,376)	(1,054)	-	(1,054)
Ending balance NPLs	$4,756	$671	$5,427	$13,214	$-	$13,214

Mortgage loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Jun-15			31-Mar-15
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$320,154	$8,461	$328,615	$295,629	$9,284	$304,913
Plus:
New non-performing loans[1]	85,555	11,857	97,412	107,385	6,232	113,617
Reclass from covered loans	568	-	568	-	-	-
Less:
Non-performing loans transferred to OREO	(6,103)	(314)	(6,417)	(4,845)	-	(4,845)
Non-performing loans charged-off	(7,998)	(319)	(8,317)	(8,158)	(123)	(8,281)
Loans returned to accrual status / loan collections	(73,403)	(7,637)	(81,040)	(69,857)	(8,970)	(78,827)
Loans transferred to held-for-sale	-	-	-	-	2,038	2,038
Ending balance NPLs	$318,773	$12,048	$330,821	$320,154	$8,461	$328,615
[1] For the quarter ended March 31, 2015 new non-performing loans includes $16.6 million of loans previously serviced by Doral.

Legacy loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Jun-15			31-Mar-15
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$-	$2,288	$2,288	$-	$1,545	$1,545
Plus:
New non-performing loans	-	3,077	3,077	-	1,000	1,000
Advances on existing non-performing loans	-	14	14	-	33	33
Less:
Non-performing loans charged-off	-	(433)	(433)	-	(141)	(141)
Loans returned to accrual status / loan collections	-	(260)	(260)	-	(149)	(149)
Ending balance NPLs	$-	$4,686	$4,686	$-	$2,288	$2,288

Total non-performing loans held-in-portfolio (excluding consumer loans):
	Quarter ended			Quarter ended
	30-Jun-15			31-Mar-15
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$597,999	$20,556	$618,555	$567,351	$13,144	$580,495
Plus:
New non-performing loans	102,647	16,991	119,638	135,267	15,262	150,529
Advances on existing non-performing loans	-	397	397	-	33	33
Reclass from covered loans	8,075	-	8,075	-	-	-
Less:
Non-performing loans transferred to OREO	(11,865)	(314)	(12,179)	(5,914)	-	(5,914)
Non-performing loans charged-off	(59,802)	(1,151)	(60,953)	(16,533)	(690)	(17,223)
Loans returned to accrual status / loan collections	(89,130)	(8,179)	(97,309)	(82,172)	(9,231)	(91,403)
Loans transferred to held-for-sale	(44,996)	-	(44,996)	-	2,038	2,038
Ending balance NPLs	$502,928	$28,300	$531,228	$597,999	$20,556	$618,555

Popular, Inc.
Financial Supplement to Second Quarter 2015 Earnings Release
Table J - Allowance for Credit Losses, Net Charge-offs and Related Ratios
(Unaudited)

	Quarter ended			Quarter ended			Quarter ended
	30-Jun-15			31-Mar-15			30-Jun-14
(Dollars in thousands)	Non-covered loans	Covered loans	Total	Non-covered loans	Covered loans	Total	Non-covered loans	Covered loans	Total
Balance at beginning of period	$516,224	$72,473	$588,697	$519,719	$82,073	$601,792	$542,575	$97,773	$640,348
Provision for loan losses - Continuing operations	60,468	15,766	76,234	29,711	10,324	40,035	50,074	11,604	61,678
	576,692	88,239	664,931	549,430	92,397	641,827	592,649	109,377	702,026
Net loans charged-off (recovered):
BPPR
Commercial	17,059	19,833	36,892	4,802	11,599	16,401	9,309	5,438	14,747
Construction	1,721	14,615	16,336	(2,925)	5,771	2,846	(615)	3,700	3,085
Lease financing	973	-	973	769	-	769	1,144	1	1,145
Mortgage	10,739	178	10,917	10,473	3,281	13,754	9,926	2,251	12,177
Consumer	14,654	679	15,333	23,653	(727)	22,926	23,571	(678)	22,893
Total BPPR	45,146	35,305	80,451	36,772	19,924	56,696	43,335	10,712	54,047

BPNA
Commercial	(879)	-	(879)	(479)	-	(479)	910	-	910
Legacy [1]	30	-	30	(1,828)	-	(1,828)	(1,205)	-	(1,205)
Mortgage	176	-	176	154	-	154	393	-	393
Consumer	1,969	-	1,969	1,267	-	1,267	2,768	-	2,768
Total BPNA	1,296	-	1,296	(886)	-	(886)	2,866	-	2,866
Total loans charged-off - Popular, Inc.	46,442	35,305	81,747	35,886	19,924	55,810	46,201	10,712	56,913
Balance transferred from covered to non-covered loans [4]	13,037	(13,037)	-	-	-	-	-	-	-
Net (write-downs) recoveries [3]	(30,548)	(1,823)	(32,371)	2,680	-	2,680	-	-	-
Net write-downs related to loans transferred to discontinued operations	-	-	-	-	-	-	(20,202)	-	(20,202)
Balance at end of period	$512,739	$38,074	$550,813	$516,224	$72,473	$588,697	$526,246	$98,665	$624,911

POPULAR, INC.
Annualized net charge-offs to average loans held-in-portfolio	0.89%		1.41%	0.72%		1.00%	0.94%		1.01%
Provision for loan losses to net charge-offs [2]	1.28x		0.92x	0.83x		0.72x	1.08x		1.08x

BPPR
Annualized net charge-offs to average loans held-in-portfolio	1.10%		1.71%	0.92%		1.22%	1.09%		1.16%
Provision for loan losses to net charge-offs [2]	1.32x		0.94x	0.87x		0.74x	1.73x		1.60x

BPNA
Annualized net charge-offs (recoveries) to average loans held-in-portfolio			0.12%			(0.09)%			0.30%
Provision for loan losses to net charge-offs			N.M.			N.M.			N.M.
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.

[2] Excluding provision for loan losses and net write-down related to loans sold or reclassified to held-for-sale.

[3] Net write-downs are related to loans sold or reclassified to held-for-sale.

[4] Represents the transfer of covered to non-covered loans at June 30, 2015.

N.M. - Not meaningful.

Popular, Inc.
Financial Supplement to Second Quarter 2015 Earnings Release
Table K - Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED
(Unaudited)

30-Jun-15
(Dollars in thousands)		Commercial	Construction	Legacy [3]	Mortgage	Lease financing	Consumer	Total [2]
Specific ALLL		$68,456	$725	$34	$44,162	$607	$25,027	$139,011
Impaired loans	[1]	$337,577	$3,627	$1,357	$455,834	$2,554	$114,877	$915,826
Specific ALLL to impaired loans	[1]	20.28%	19.99%	2.51%	9.69%	23.77%	21.79%	15.18%
General ALLL		$147,264	$8,262	$3,281	$85,785	$8,553	$120,583	$373,728
Loans held-in-portfolio, excluding impaired loans	[1]	$9,667,139	$692,383	$71,145	$6,769,989	$590,262	$3,728,401	$21,519,319
General ALLL to loans held-in-portfolio, excluding impaired loans	[1]	1.52%	1.19%	4.61%	1.27%	1.45%	3.23%	1.74%
Total ALLL		$215,720	$8,987	$3,315	$129,947	$9,160	$145,610	$512,739
Total non-covered loans held-in-portfolio	[1]	$10,004,716	$696,010	$72,502	$7,225,823	$592,816	$3,843,278	$22,435,145
ALLL to loans held-in-portfolio	[1]	2.16%	1.29%	4.57%	1.80%	1.55%	3.79%	2.29%
[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.

[2] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. As of June 30, 2015 the general allowance on the covered loans amounted to $38.1 million.

[3] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

31-Mar-15
(Dollars in thousands)		Commercial	Construction	Legacy [3]	Mortgage	Lease financing	Consumer	Total [2]
Specific ALLL		$69,946	$158	$-	$42,570	$687	$25,604	$138,965
Impaired loans	[1]	$417,377	$9,838	$-	$450,612	$2,924	$116,464	$997,215
Specific ALLL to impaired loans	[1]	16.76%	1.61%	-%	9.45%	23.50%	21.98%	13.94%
General ALLL		$135,946	$3,286	$2,962	$86,271	$6,521	$142,273	$377,259
Loans held-in-portfolio, excluding impaired loans	[1]	$8,236,184	$680,890	$77,675	$6,738,615	$578,195	$3,704,156	$20,015,715
General ALLL to loans held-in-portfolio, excluding impaired loans	[1]	1.65%	0.48%	3.81%	1.28%	1.13%	3.84%	1.88%
Total ALLL		$205,892	$3,444	$2,962	$128,841	$7,208	$167,877	$516,224
Total non-covered loans held-in-portfolio	[1]	$8,653,561	$690,728	$77,675	$7,189,227	$581,119	$3,820,620	$21,012,930
ALLL to loans held-in-portfolio	[1]	2.38%	0.50%	3.81%	1.79%	1.24%	4.39%	2.46%
[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.

[2] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. As of March 31, 2015 the general allowance on the covered loans amounted to $71.0 million, while the specific reserve amounted to $1.5 million.

[3] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

Variance
(Dollars in thousands)		Commercial	Construction	Legacy	Mortgage	Lease financing	Consumer	Total
Specific ALLL		$(1,490)	$567	$34	$1,592	$(80)	$(577)	$46
Impaired loans		$(79,800)	$(6,211)	$1,357	$5,222	$(370)	$(1,587)	$(81,389)
General ALLL		$11,318	$4,976	$319	$(486)	$2,032	$(21,690)	$(3,531)
Loans held-in-portfolio, excluding impaired loans		$1,430,955	$11,493	$(6,530)	$31,374	$12,067	$24,245	$1,503,604
Total ALLL		$9,828	$5,543	$353	$1,106	$1,952	$(22,267)	$(3,485)
Total non-covered loans held-in-portfolio		$1,351,155	$5,282	$(5,173)	$36,596	$11,697	$22,658	$1,422,215

Popular, Inc.
Financial Supplement to Second Quarter 2015 Earnings Release
Table L - Allowance for Loan Losses - Breakdown of General and Specific Reserves - PUERTO RICO OPERATIONS
(Unaudited)

30-Jun-15
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$68,456	$725	$43,749	$607	$24,615	$138,152
General ALLL non-covered loans	138,639	5,833	82,428	8,553	109,095	344,548
ALLL - non-covered loans	207,095	6,558	126,177	9,160	133,710	482,700
Specific ALLL covered loans	-	-	-	-	-	-
General ALLL covered loans	-	-	37,815	-	259	38,074
ALLL - covered loans	-	-	37,815	-	259	38,074
Total ALLL	$207,095	$6,558	$163,992	$9,160	$133,969	$520,774
Loans held-in-portfolio:
Impaired non-covered loans	$337,577	$3,627	$450,789	$2,554	$112,733	$907,280
Non-covered loans held-in-portfolio, excluding impaired loans	7,231,433	109,819	5,793,594	590,262	3,282,292	17,007,400
Non-covered loans held-in-portfolio	7,569,010	113,446	6,244,383	592,816	3,395,025	17,914,680
Impaired covered loans	-	-	-	-	-	-
Covered loans held-in-portfolio, excluding impaired loans	3	-	671,074	-	18,573	689,650
Covered loans held-in-portfolio	3	-	671,074	-	18,573	689,650
Total loans held-in-portfolio	$7,569,013	$113,446	$6,915,457	$592,816	$3,413,598	$18,604,330

31-Mar-15
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$69,946	$158	$42,229	$687	$25,223	$138,243
General ALLL non-covered loans	125,520	1,437	84,350	6,521	128,205	346,033
ALLL - non-covered loans	195,466	1,595	126,579	7,208	153,428	484,276
Specific ALLL covered loans	1,473	-	-	-	-	1,473
General ALLL covered loans	19,794	7,707	40,469	-	3,030	71,000
ALLL - covered loans	21,267	7,707	40,469	-	3,030	72,473
Total ALLL	$216,733	$9,302	$167,048	$7,208	$156,458	$556,749
Loans held-in-portfolio:
Impaired non-covered loans	$417,377	$9,838	$445,506	$2,924	$114,416	$990,061
Non-covered loans held-in-portfolio, excluding impaired loans	5,984,132	88,868	5,725,741	578,195	3,237,790	15,614,726
Non-covered loans held-in-portfolio	6,401,509	98,706	6,171,247	581,119	3,352,206	16,604,787
Impaired covered loans	8,394	2,336	-	-	-	10,730
Covered loans held-in-portfolio, excluding impaired loans	1,562,753	55,489	795,477	-	32,103	2,445,822
Covered loans held-in-portfolio	1,571,147	57,825	795,477	-	32,103	2,456,552
Total loans held-in-portfolio	$7,972,656	$156,531	$6,966,724	$581,119	$3,384,309	$19,061,339

Variance
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$(1,490)	$567	$1,520	$(80)	$(608)	$(91)
General ALLL non-covered loans	13,119	4,396	(1,922)	2,032	(19,110)	(1,485)
ALLL - non-covered loans	11,629	4,963	(402)	1,952	(19,718)	(1,576)
Specific ALLL covered loans	(1,473)	-	-	-	-	(1,473)
General ALLL covered loans	(19,794)	(7,707)	(2,654)	-	(2,771)	(32,926)
ALLL - covered loans	(21,267)	(7,707)	(2,654)	-	(2,771)	(34,399)
Total ALLL	$(9,638)	$(2,744)	$(3,056)	$1,952	$(22,489)	$(35,975)
Loans held-in-portfolio:
Impaired non-covered loans	$(79,800)	$(6,211)	$5,283	$(370)	$(1,683)	$(82,781)
Non-covered loans held-in-portfolio, excluding impaired loans	1,247,301	20,951	67,853	12,067	44,502	1,392,674
Non-covered loans held-in-portfolio	1,167,501	14,740	73,136	11,697	42,819	1,309,893
Impaired covered loans	(8,394)	(2,336)	-	-	-	(10,730)
Covered loans held-in-portfolio, excluding impaired loans	(1,562,750)	(55,489)	(124,403)	-	(13,530)	(1,756,172)
Covered loans held-in-portfolio	(1,571,144)	(57,825)	(124,403)	-	(13,530)	(1,766,902)
Total loans held-in-portfolio	$(403,643)	$(43,085)	$(51,267)	$11,697	$29,289	$(457,009)

Popular, Inc.
Financial Supplement to Second Quarter 2015 Earnings Release
Table M - Allowance for Loan Losses - Breakdown of General and Specific Reserves - U.S. MAINLAND OPERATIONS
(Unaudited)

30-Jun-15
U.S. Mainland
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$-	$-	$34	$413	$412	$859
General ALLL	8,625	2,429	3,281	3,357	11,488	29,180
Total ALLL	$8,625	$2,429	$3,315	$3,770	$11,900	$30,039
Loans held-in-portfolio:
Impaired loans	$-	$-	$1,357	$5,045	$2,144	$8,546
Loans held-in-portfolio, excluding impaired loans	2,435,706	582,564	71,145	976,395	446,109	4,511,919
Total loans held-in-portfolio	$2,435,706	$582,564	$72,502	$981,440	$448,253	$4,520,465

31-Mar-15
U.S. Mainland
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$-	$-	$-	$341	$381	$722
General ALLL	10,426	1,849	2,962	1,921	14,068	31,226
Total ALLL	$10,426	$1,849	$2,962	$2,262	$14,449	$31,948
Loans held-in-portfolio:
Impaired loans	$-	$-	$-	$5,106	$2,048	$7,154
Loans held-in-portfolio, excluding impaired loans	2,252,052	592,022	77,675	1,012,874	466,366	4,400,989
Total loans held-in-portfolio	$2,252,052	$592,022	$77,675	$1,017,980	$468,414	$4,408,143

Variance
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$-	$-	$34	$72	$31	$137
General ALLL	(1,801)	580	319	1,436	(2,580)	(2,046)
Total ALLL	$(1,801)	$580	$353	$1,508	$(2,549)	$(1,909)
Loans held-in-portfolio:
Impaired loans	$-	$-	$1,357	$(61)	$96	$1,392
Loans held-in-portfolio, excluding impaired loans	183,654	(9,458)	(6,530)	(36,479)	(20,257)	110,930
Total loans held-in-portfolio	$183,654	$(9,458)	$(5,173)	$(36,540)	$(20,161)	$112,322

Popular, Inc.
Financial Supplement to Second Quarter 2015 Earnings Release
Table N - Reconciliation to GAAP Financial Measures
(Unaudited)

(In thousands, except share or per share information)	30-Jun-15	31-Mar-15	30-Jun-14
Total stockholders’ equity	$4,949,653	$4,377,120	$4,260,441
Less: Preferred stock	(50,160)	(50,160)	(50,160)
Less: Goodwill	(505,578)	(508,310)	(461,246)
Less: Other intangibles	(72,735)	(59,063)	(40,122)
Total tangible common equity	$4,321,180	$3,759,587	$3,708,913
Total assets	$36,750,113	$35,624,840	$36,587,902
Less: Goodwill	(505,578)	(508,310)	(461,246)
Less: Other intangibles	(72,735)	(59,063)	(40,122)
Total tangible assets	$36,171,800	$35,057,467	$36,086,534
Tangible common equity to tangible assets	11.95%	10.72%	10.28%
Common shares outstanding at end of period	103,503,912	103,486,927	103,472,979
Tangible book value per common share	$41.75	$36.33	$35.84

Popular, Inc.
Financial Supplement to Second Quarter 2015 Earnings Release
Table O - Financial Information - Westernbank Loans
(Unaudited)

Revenues
	Quarters ended
(In thousands)	30-Jun-15	31-Mar-15	Variance
Interest income on covered loans	$55,335	$57,431	$(2,096)
FDIC loss share income (expense):
Amortization of indemnification asset	(31,065)	(27,316)	(3,749)
80% mirror accounting on credit impairment losses [1]	7,647	8,246	(599)
80% mirror accounting on reimbursable expenses	42,730	21,545	21,185
80% mirror accounting on recoveries on covered assets, including rental income on OREOs, subject to reimbursement to the FDIC	(5,203)	(2,619)	(2,584)
Change in true-up payment obligation	3,672	4,164	(492)
Other	1,293	119	1,174
Total FDIC loss share income (expense)	19,074	4,139	14,935
Total revenues	74,409	61,570	12,839
Provision for loan losses	15,766	10,324	5,442
Total revenues less provision for loan losses	$58,643	$51,246	$7,397

[1] Reductions in expected cash flows for ASC 310-30 loans, which may impact the provision for loan losses, may consider reductions in both principal and interest cash flow expectations. The amount covered under the FDIC loss sharing agreements for interest not collected from borrowers is limited under the agreements (approximately 90 days); accordingly, these amounts are not subject fully to the 80% mirror accounting.

Non-personnel operating expenses
	Quarters ended
(In thousands)	30-Jun-15	31-Mar-15	Variance
Professional fees	$5,701	$3,225	$2,476
OREO expenses	34,262	13,823	20,439
Other operating expenses	10,125	2,461	7,664
Total operating expenses	$50,088	$19,509	$30,579
Expense reimbursements from the FDIC may be recorded with a time lag, since these are claimed upon the event of loss or charge-off of the loans which may occur in a subsequent period.

Quarterly average assets
	Quarters ended
(In millions)	30-Jun-15	31-Mar-15	Variance
Loans	$2,350	$2,540	$(190)
FDIC loss share asset	391	429	(38)

Activity in the carrying amount and accretable yield of loans accounted for under ASC 310-30

	Quarters ended
	30-Jun-15		31-Mar-15
(In thousands)	Accretable yield	Carrying amount of loans	Accretable yield	Carrying amount of loans
Beginning balance	$1,258,948	$2,367,096	$1,271,337	$2,444,172
Accretion	(53,994)	53,994	(55,697)	55,697
Changes in expected cash flows	40,970	-	43,308	-
Collections / charge-offs	-	(284,012)	-	(132,773)
Ending balance	1,245,924	2,137,078	1,258,948	2,367,096
Allowance for loan losses - ASC 310-30 loans	-	(47,049)	-	(68,386)
Ending balance, net of allowance for loan losses	$1,245,924	$2,090,029	$1,258,948	$2,298,710

The carrying amount of loans acquired from Westernbank and accounted for under ASC 310-30 which remain subject to the loss sharing agreement with the FDIC amounted to approximately $680 million as of June 30, 2015.

Activity in the carrying amount of the FDIC indemnity asset

		Quarters ended
(In thousands)		30-Jun-15		31-Mar-15
Balance at beginning of period		$409,844		$542,454
Amortization		(31,065)		(27,316)
Credit impairment losses to be covered under loss sharing agreements		7,647		8,246
Reimbursable expenses to be covered under loss sharing agreements		42,730		21,545
Net payments from FDIC under loss sharing agreements		(32,158)		(132,265)
Other adjustments attributable to FDIC loss sharing agreements		(4,051)		(2,820)
Balance at end of period		$392,947		$409,844

Activity in the remaining FDIC loss share asset amortization

		Quarters ended
(In thousands)		30-Jun-15		31-Mar-15
Balance at beginning of period		$38,687		$53,095
Amortization		(31,065)		(27,316)
Impact of lower projected losses		20,871		12,908
Balance at end of period		$28,493		$38,687

POPULAR, INC.
Financial Supplement to Second Quarter 2015 Earnings Release
Table P - Restructuring Charges
(Unaudited)

Restructuring Charges
	Quarters ended
(In thousands)	30-Jun-15	31-Mar-15	Variance

Personnel costs	$2,866	$9,366	$(6,500)
Net occupancy expenses	2,660	386	2,274
Equipment expenses	66	158	(92)
Professional fees	315	466	(151)
Other operating expenses	267	377	(110)
Total restructuring costs	$6,174	$10,753	$(4,579)

CONTACT:
Popular, Inc.
Investor Relations:
Brett Scheiner, 212-417-6721
Investor Relations Officer
or
Media Relations:
Teruca Rullán, 787-281-5170
Mobile: 917-679-3596
Senior Vice President, Corporate Communications